Exhibit 3.2

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

TOUCHSTONE BANCSHARES, INC.

Pursuant to Section 14-2-1006 of the Georgia Business Corporation Code, as amended (the “Code”), the Articles of Incorporation of Touchstone Bancshares, Inc., a Georgia corporation (the “Corporation”) are hereby amended according to these Articles of Amendment:

I.

The name of the Corporation is Touchstone Bancshares, Inc.

II.

The Articles of Incorporation of the Corporation shall be amended by deleting Article 1 thereof in its entirety and substituting the following in lieu of Article 1:

“Article 1

The name of the corporation is Touchmark Bancshares, Inc. (the “Corporation”).”

III.

The amendment set forth in Article II of these Articles of Amendment was adopted in accordance with the provisions of Code Section 14-2-1002, by the Board of Directors of the Corporation without shareholder action as shareholder action was not required.

IV.

The amendment set forth in Article II of these Articles of Amendment was adopted on the 14th day of November, 2007 by resolution of the Board of Directors.

V.

The undersigned does hereby certify that a notice to publish the filing of Articles of Amendment to change the Corporation’s name along with the publication fee of $40.00 has been forwarded to the legal organ of the county of the registered office as required by Code § 14-2-1006.1.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed by a duly authorized officer of the Corporation on this 14th day of November, 2007.

/s/ William R. Short
William R. Short
President and Chief Executive Officer

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